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EXHIBIT 21 - LIST OF SIGNIFICANT SUBSIDIARIES OF THE BISYS GROUP, INC. AS OF
JUNE 30, 2002

1.    Ascensus Insurance Services, Inc., a Utah corporation
2.    BIS LP Inc., a Delaware corporation
3.    BISYS Document Solutions L.P., a Delaware limited partnership
4.    BISYS Education Services, Inc., an Indiana corporation
5.    BISYS Financial Services Ltd., a Bermuda corporation
6.    BISYS Financing Company, a Delaware corporation
7.    BISYS Fund Services Ohio, Inc., an Ohio corporation
8.    BISYS Fund Services, Inc., a Delaware corporation
9.    BISYS Fund Services, LP, an Ohio limited partnership
10.   BISYS Information Solutions L.P., a Delaware limited partnership
11.   BISYS Insurance Services, Inc., a Pennsylvania corporation
12.   BISYS Plan Services, Inc., a Delaware corporation
13.   BISYS Retirement Services, L.P., a Pennsylvania limited partnership
14.   BISYS, Inc., a Delaware corporation
15.   Dalton Publications, L.L.C., a Louisiana limited liability company
16.   Document Solutions, Inc., a Delaware corporation
17.   DSI LP Inc., a Delaware corporation
18.   Hanleigh Management, Inc., a New Jersey corporation
19.   Harrison James, Inc., a New Mexico corporation
20.   Hemisphere Financial Services, Inc., a Delaware corporation
21.   Hemisphere Management (Ireland) Ltd., an Ireland corporation
22.   Hemisphere Management Limited, a Bermuda corporation
23.   Life Brokerage Corporation, a Florida corporation
24.   Potomac Insurance Marketing Group, Inc., a Maryland corporation
25.   The Insurance Exchange of America, Inc., a New Jersey corporation
26.   The TONER Organization, Inc., a Pennsylvania corporation
27.   Universal Pensions, Inc., a Minnesota corporation